As Filed with the Securities and Exchange Commission on September 10, 1999
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                         METROMEDIA FIBER NETWORK, INC.
             (Exact name of registrant as specified in its charter)

    DELAWARE                                                       11-3168327
(State or other                                                 (I.R.S. Employer
jurisdiction of                                                  Identification
incorporation or                                                    Number)
 organization)

                                ----------------
                   C/O METROMEDIA FIBER NETWORK SERVICES, INC.
                           ONE NORTH LEXINGTON AVENUE
                             WHITE PLAINS, NY 10601
                                 (914) 421-6700
                            (Address of registrant's
                          principal executive offices)
                                ----------------
             ABOVENET COMMUNICATIONS INC. 1998 STOCK INCENTIVE PLAN
                  ABOVENET COMMUNICATIONS INC. 1997 STOCK PLAN
               ABOVENET COMMUNICATIONS INC. 1996 STOCK OPTION PLAN
                                ----------------
                                ARNOLD L. WADLER
                            Executive Vice President,
                          General Counsel and Secretary
                              ONE MEADOWLANDS PLAZA
                            EAST RUTHERFORD, NJ 07073
                                 (201) 531-8050
           (Name, address, and telephone number of agent for service)
                                ----------------

                                                  CALCULATION OF REGISTRATION FEE
--------------------------- -------------------------  -------------------------     -------------------------   ------------------
    Title of Securities           Amount to be             Proposed Maximum             Proposed Maximum             Amount of
     to be Registered            Registered (1)        Offering Price Per Share (2)  Aggregate Offering Price     Registration Fee
--------------------------- -------------------------  -------------------------     -------------------------   ------------------
Class A Common Stock, par
   value $.01 per share          7,311,962 (2)                  100% (3)                  $229,156,889 (3)           $63,706 (4)
=========================== =========================  =========================     =========================   ==================

(1) Plus such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act").

(2) Represents the maximum number of shares of Class A Common Stock issuable upon exercise of options granted or to be granted under the AboveNet Communications Inc. 1998 Stock Incentive Plan, the AboveNet Communications Inc. 1997 Stock Plan and the AboveNet Communications Inc. 1996

         Stock Option Plan that have been assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated as of June 22, 1999, by and among the Registrant, AboveNet Communications Inc. and Magellan Acquisition, Inc., a wholly-owned subsidiary of the Registrant.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act by multiplying (1) 7,311,962, the maximum number of shares of common stock of the Registrant to be issued pursuant to the exercise of options granted under the AboveNet Option Plans, by (2) $31.34, the average of the bid and asked prices of the shares of common stock of the Registrant reported on the Nasdaq National Market on September 2, 1999.


(4) The registration fee has been calculated pursuant to Rules 457(c) and 457(h) of the Securities Act by multiplying (1) $229,156,889, the proposed maximum aggregate offering price by (2) .000278.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Item 1. Plan Information

         This Form S-8 relates to 7,311,962 shares of Class A Common Stock, par value $.01 per share, of Metromedia Fiber Network, Inc. (the "Class A Common Stock"), which may be issued upon the exercise of options granted under the AboveNet Communications Inc. 1998 Stock Incentive Plan, the AboveNet Communications Inc. 1997 Stock Plan and the AboveNet Communications Inc. 1996 Stock Option Plan (collectively, the "AboveNet Option Plans").

         Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 22, 1999, by and among Metromedia Fiber Network, Inc., AboveNet Communications Inc. ("AboveNet") and Magellan Acquisition, Inc., a wholly-owned subsidiary of Metromedia Fiber Network, Inc. ("Merger Sub"), the following events, among others, occurred on September 8, 1999:

         1. AboveNet was acquired by, and became a wholly-owned subsidiary of, Metromedia Fiber Network, Inc. through the merger of Merger Sub with and into AboveNet; and

         2. outstanding options to purchase shares of AboveNet common stock granted under the AboveNet Option Plans were assumed by Metromedia Fiber Network, Inc. and became exercisable for shares of Metromedia Fiber Network's Class A Common Stock.

         The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to holders of options granted under the AboveNet Option Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         References to the "Company" shall mean Metromedia Fiber Network, Inc., a Delaware corporation.

         Item 2. Registrant Information and Employee Plan Annual Information

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act are available without charge by contacting:

                         Metromedia Fiber Network, Inc.
                   c/o Metromedia Fiber Network Services, Inc.
                           One North Lexington Avenue
                             White Plains, NY 10601
                                 (914) 421-6700

                  Attention: Gerard Benedetto, Vice President-
                             Chief Financial Officer

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3. Incorporation of Documents by Reference

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

         1. The description of the Class A Common Stock included in our Registration Statement on Form 8-A, filed with the SEC on October 28, 1997, and all amendments or reports filed for the purpose of updating such description (File No. 000-23269);

         2. Our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 1999, for the fiscal quarter ended
                  June 30, 1999 (File No. 000-23269);

         3. Our Quarterly Report on Form 10-Q/A, filed with the SEC on May 12, 1999, for the fiscal quarter ended March 31, 1999 (file No. 000-23269);

         4. Our Annual Report on Form 10-K, filed with the SEC on March 17, 1999, for the fiscal year ended December 31, 1998 (File No. 000-23269);

         5. Our Current Report on Form 8-K filed with the SEC on June 30, 1999, for the event of June 22, 1999 (File No. 000-23269);

         6. Our Current Report on Form 8-K filed with the SEC on September 10, 1999, for the event of September 8, 1999 (File No. 000-23269);

         7. Our Registration Statement on Form S-4, filed with the SEC on August 5, 1999, and all amendments or reports filed for the purpose of updating such description (Registration No. 333-84541); and

         8. All other reports filed by us with the SEC since December 31, 1998, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

         Item 4. Description of Securities

         Not applicable.

         Item 5. Interests of Named Experts and Counsel

         Not applicable.

         Item 6. Indemnification of Directors and Officers

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of the members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Company's Charter contains such a provision.

         The Company's Charter further provides that the Company shall indemnify its officers and directors and, to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.

         The Company's Directors' and Officers' liability insurance policy is designed to reimburse the Company for payments made by it pursuant to the foregoing indemnification. This policy has aggregate coverage of $25 million.

         Pursuant to the Merger Agreement with AboveNet and Merger Sub, following its acquisition of AboveNet, the Company is required to maintain for not less than six years all rights to indemnification existing in favor of any current of former employee, agent, director or officer of AboveNet or any of its subsidiaries (the

"Indemnified Parties") as provided in their respective charter or by-laws, or an agreement between an Indemnified Party and AboveNet or any of its subsidiaries, or otherwise in effect on June 22, 1999, subject to certain limitations. Additionally, pursuant to the Merger Agreement, following its acquisition of AboveNet, the Company will indemnify and hold harmless all Indemnified Parties to the fullest extent permitted by law with respect to all acts and omissions (occurring prior to the acquisition of AboveNet, but including the transactions contemplated by the Merger Agreement) arising out of such persons' services as employees, agents, directors or officers of AboveNet or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees of, or otherwise on behalf of, AboveNet or any of its subsidiaries, subject to certain limitations. In the event that any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter occurring at the time of or prior to its acquisition of AboveNet, the Company will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation.

         This summary is subject to the General Corporation Law of the State of Delaware, the Charter and the By-laws of the Company and the agreements referred to above.

         Item 7. Exemption from Registration Claimed

         Not applicable.

         Item 8. Exhibits

         The exhibits listed below are filed herewith or are incorporated herein by reference to other filings.


EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------

4.1** Amended and Restated Certificate of Incorporation of Metromedia Fiber Network, as amended (incorporated by reference from Metromedia Fiber Network's Registration Statement on Form S-1 (Registration
                           No. 333-33653)).

4.2** Amended and Restated By-laws of Metromedia Fiber Network (incorporated by reference from Metromedia Fiber Network's Registration Statement on Form S-1 (Registration No. 333-33653)).

4.3** Specimen Class A Common Stock Certificate of Metromedia Fiber Network (incorporated by reference from Metromedia Fiber Network's Registration Statement on Form S-1 (Registration No. 333-33653)).

4.4** Agreement and Plan of Merger, dated as of June 22, 1999, by and among Metromedia Fiber Network, AboveNet and Merger Sub (incorporated by reference from Metromedia Fiber Network's Current Report on
                           Form 8-K filed on June 30, 1999, for the event dated June 22, 1999 (File No. 000-23269)).

4.5** Amendment and Waiver, dated as of September 10, 1999, by and among Metromedia Fiber Network, AboveNet and Merger Sub (incorporated by reference from Metromedia Fiber Network's Current Report on Form 8-K filed on September 10, 1999 for the event dated September 8, 1999 (File No. 000-23269)).

4.6*                       AboveNet's 1998 Stock Incentive Plan.

4.7*                       AboveNet's 1997 Stock Plan.

4.8*                       AboveNet's 1996 Stock Option Plan.

5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Metromedia Fiber Network, regarding the legality of the Class A Common Stock being registered.

23.1*                      Consent of Ernst & Young LLP.

23.2*                      Consent of Deloitte & Touche LLP.

23.3*                      Consent of PricewaterhouseCoopers LLP.

23.4* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).

24.1* Power of Attorney (included on the signature page of this Registration Statement).

---------------
*   filed herewith
**  Previously filed

         Item 9. Undertakings

         (a) The undersigned registrant hereby undertakes the following: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's charter or by-laws, by contract, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 10, 1999.

                                      METROMEDIA FIBER NETWORK, INC.


                                      By: /s/ Howard M. Finkelstein
                                          --------------------------------------
                                          Howard M. Finkelstein
                                          President, Chief Operating Officer and
                                          Director (Principal Executive Officer)


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Metromedia Fiber Network, Inc. hereby severally constitute Arnold L. Wadler, Howard M. Finkelstein and Stephen A. Garofalo our true and lawful attorneys, and each of them singly, with full power to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally do all such things in our name and behalf in such capacities to enable Metromedia Fiber Network, Inc. to comply with the applicable provisions of the Securities Act, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorney to any and all such amendments.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       Signatures                 Title or Capacities                 Date
       ----------                 -------------------                 ----

/s/ Stephen A. Garofalo
---------------------------    Chairman of the Board and      September 10, 1999
Stephen A. Garofalo            Chief  Executive Officer


/s/ Howard M. Finkelstein
---------------------------    President, Chief Operating     September 10, 1999
Howard M. Finkelstein          Officer and Director
                               (Principal Executive Officer)

/s/ Gerard Benedetto
---------------------------    Vice President - Chief         September 10, 1999
Gerard Benedetto               Financial Officer (Principal
                               Financial and Accounting Officer)


/s/ Vincent A. Galluccio
---------------------------    Senior Vice President and      September 10, 1999
Vincent A. Galluccio           Director


/s/ Silvia Kessel
---------------------------    Executive Vice President and   September 10, 1999
Silvia Kessel                  Director


/s/ Arnold L. Wadler
---------------------------    Executive Vice President,      September 10, 1999
Arnold L. Wadler               General Counsel, Secretary
                               and Director


/s/ John W. Kluge
---------------------------    Director                       September 10, 1999
John W. Kluge


/s/ David Rockefeller
---------------------------    Director                       September 10, 1999
David Rockefeller



---------------------------    Director                       September 10, 1999
Stuart Subotnick


/s/ Leonard White
---------------------------    Director                       September 10, 1999
Leonard White



---------------------------    Director                       September 10, 1999
Sherman Juan



---------------------------    Director                       September 10, 1999
David Rand

                                INDEX TO EXHIBITS


EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------

4.1** Amended and Restated Certificate of Incorporation of Metromedia Fiber Network, as amended (incorporated by reference from Metromedia Fiber Network's Registration Statement on Form S-1
                           (Registration No. 333-33653)).

4.2** Amended and Restated By-laws of Metromedia Fiber Network (incorporated by reference from Metromedia Fiber Network's Registration Statement on Form S-1 (Registration No. 333-33653)).

4.3** Specimen Class A Common Stock Certificate of Metromedia Fiber Network (incorporated by reference from Metromedia Fiber Network's Registration Statement on Form S-1 (Registration No. 333-33653)).

4.4** Agreement and Plan of Merger, dated as of June 22, 1999, by and among Metromedia Fiber Network, AboveNet and Merger Sub (incorporated by reference from Metromedia Fiber Network's Current Report on Form
                           8-K filed on June 30, 1999, for the event dated
                           June 22, 1999 (File No. 000-23269)).

4.5** Amendment and Waiver, dated as of September 10, 1999, by and among Metromedia Fiber Network, AboveNet and Merger Sub (incorporated by reference from Metromedia Fiber Network's Current Report on Form 8-K filed on September 10, 1999 for the event dated September 8, 1999 (File No. 000-23269)).

4.6*                       AboveNet's 1998 Stock Incentive Plan.

4.7*                       AboveNet's 1997 Stock Plan.

4.8*                       AboveNet's 1996 Stock Option Plan.

5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Metromedia Fiber Network, regarding the legality of the Class A Common Stock being registered.

23.1*                      Consent of Ernst & Young LLP.

23.2*                      Consent of Deloitte & Touche LLP.

23.3*                      Consent of PricewaterhouseCoopers LLP.

23.4* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).

24.1* Power of Attorney (included on the signature page of this Registration Statement).

---------------
*   filed herewith
**  Previously filed